Exhibit 99.1
ICAHN ENTERPRISES L.P.

For Immediate Release
Contact: Susan Gordon
212-702-4333

DANIEL A. NINIVAGGI ELECTED PRESIDENT OF
ICAHN ENTERPRISES L.P.

NEW YORK – February 16, 2010 – Icahn Enterprises L.P. (NYSE: IEP) today announced that its general partner, Icahn Enterprises G.P. Inc., has elected Daniel A. Ninivaggi, as the company’s President, effective April 1, 2010.  Ninivaggi will also serve as President of the general partner and certain other affiliated companies.

As President of Icahn Enterprises L.P., Ninivaggi will oversee the company’s portfolio company operations and, working with other members of senior management, develop strategies for enhancing the value of the company’s core businesses.  He will also work with a team on identifying, acquiring and developing undervalued businesses or assets.

In commenting on Ninivaggi’s appointment, Carl C. Icahn, Chairman of Icahn Enterprises G.P. Inc.,  stated “I have known Dan for a number of years and have always been impressed by his intelligence, ability and work ethic.  I believe he will be a great addition to the IEP team and look forward to working with him.”

Speaking about his appointment, Ninivaggi commented “I’m excited to work with Carl and the other members of the Icahn organization to realize the full potential of the businesses of Icahn Enterprises L.P. and its portfolio companies. I believe there are excellent opportunities to grow the company’s existing operations, identify new operating platforms and enhance shareholder value.”

Ninivaggi previously served as Executive Vice President of Lear Corporation (NYSE:LEA), a leading global supplier of automotive seating and electrical power management systems.  Prior to that, Ninivaggi was a Partner at the law firm of Winston & Strawn LLP, specializing in mergers and acquisitions and corporate finance.  Ninivaggi also serves as a director of CIT Group Inc. (NYSE:CIT).

Ninivaggi received a Bachelor of Arts degree from Columbia University, a Master of Business Administration from the University of Chicago Graduate School of Business, and a law degree from Stanford Law School.

Icahn Enterprises L.P. (NYSE: IEP), a master limited partnership, is a diversified holding company engaged in seven primary business segments: Investment Management, Automotive, Metals, Real Estate, Home Fashion, Railcar and Food/Packaging.

This release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, many of which are beyond our ability to control or predict. Forward-looking statements may be identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will” or words of similar meaning and include, but are not limited to, statements about the expected future business and financial performance of Icahn Enterprises L.P. and its subsidiaries. Among these risks and uncertainties are risks related to economic downturns, substantial competition and rising operating costs; risks related to our investment management activities, including the nature of the investments made by the private funds we manage, losses in the private funds and loss of key employees; risks related to our automotive activities, including exposure to adverse conditions in the automotive industry, and risks related to operations in foreign countries; risks related to our scrap metals activities, including potential environmental exposure; risks related to our real estate activities, including the extent of any tenant bankruptcies and insolvencies; risks related to our home fashion operations, including changes in the availability and price of raw materials, and changes in transportation costs and delivery times; and other risks and uncertainties detailed from time to time in our filings with the SEC. We undertake no obligation to publicly update or review any forward-looking information, whether as a result of new information, future developments or otherwise.